Exhibit 8.1

SUBSIDIARIES OF AMBRX BIOPHARMA INC.

Name of Subsidiary	Jurisdiction of Incorporation
Shanghai Ambrx Biomedical Co., Ltd. Biolaxy Pharmaceutical Hong Kong Limited Ambrx Australia Pty Limited Ambrx Inc.	China Honk Kong Australia Delaware